EXHIBIT 99.2

Callon Petroleum Company Clarifies Production Data Related to its Announced Sale of its Deepwater Habanero Interest

NATCHEZ, MS, (NOVEMBER 28, 2012) - Callon Petroleum Company (CPE) ("Callon" or the "Company") announced earlier today its subsidiary, Callon Petroleum Operating Company, has entered into an agreement to sell its 11.25% working interest in the Habanero field (Garden Banks Block 341) to Shell Offshore Inc., a subsidiary of Royal Dutch Shell plc (RDS-B), for a contemplated base purchase price of USD $42 million. The previous release reported that Callon`s net interest in the Habanero field produced approximately 506 million cubic feet of natural gas per day during the month of October 2012. The previous release is being amended to reflect that Callon`s net interest in the Habanero field produced 506 thousand cubic feet of natural gas per day during the month of October 2012.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the Company`s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

This news release contains projections forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding reserves, and the completion of asset sales and related use of proceeds, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These projections and statements reflect the Company`s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC`s website at www.sec.gov.

For further information contact
Rodger W. Smith, 1-800-451-1294